Free Writing Prospectus
Filed Pursuant to Rule 433(f)

Registration Number 333-263425

March 22, 2024

Breakwave Dry Bulk Shipping ETF

On March 19, 2024, a video recording of an interview given by Christian W. Magoon, CEO of Amplify Investments LLC (“Amplify” or the “Sponsor”), the sponsor of Breakwave Dry Bulk Shipping ETF (the “Fund”), was posted on schwabnetwork.com, a website maintained by Schwab Network. An excerpt of the video recording of the interview that contains statements about the Fund published on schwabnetwork.com, is set forth below.

Schwab Network, and the website it maintains, schwabnetwork.com, is not affiliated with the Fund or Amplify and none of the Fund, Amplify nor any affiliates thereof have made any payment or given any consideration in connection with the interview published or made available on schwabnetwork.com. The interview should not be considered offering material in connection with our continuous public offering of common stock of the Fund. Statements made in the interview by the person who conducted the interview, Oliver Renick, represent Mr. Renick’s personal opinions and are not endorsed or adopted by the Fund, Amplify or Mr. Magoon.

Forward-Looking Statements

This filing contains forward-looking statements within the meaning of the federal securities laws, which are statements that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the Fund’s future performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms or comparable terminology. All statements (other than statements of historical fact) included herein that address activities, events or developments that will or may occur in the future, including such matters as movements in the futures markets and indexes that track such movements, the Fund’s operations, the Sponsor’s plans and references to the Fund’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors deemed appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in the prospectus contained within the Registration Statement, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. Consequently, all the forward-looking statements made in herein are qualified by these cautionary statements, and there can be no assurance that actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Fund’s operations or the value of its shares. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors Involved with an Investment in the Fund” and elsewhere in the prospectus contained within the Registration Statement. The Fund undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where expressly required to do so by law. Please refer to the section of the prospectus contained within the Registration Statement titled “Forward-Looking Statements” for more information.

Excerpts from Transcript of Interview with Mr. Magoon on Morning Trade Live with Mr. Renick on March 19, 2024: Statements Related to Breakwave Dry Bulk Shipping ETF

Oliver Renick (06:39):

One of the big winners in your suite of funds for the year though is not so much tech, right? It’s shipping. Tell me, gimme the sixty second pitch for BDRY because we’ve talked about that one before. You’ve got a sub-advisor on that, or did you guys take ownership of that whole fund?

Christian Magoon (07:12):

Yeah, so we have ownership of the fund, but there is a subadvisor that specializes in buying shipping futures. Yeah. Which is called Breakwave,

Oliver Renick (07:20):

Right? Yes, that’s right. We talked to them and

Christian Magoon (07:22):

Yeah, and, and Breakwave, you know, simply they’re buying shipping futures, dry bulk shipping futures. So the quick reason it’s done so well, it’s up to over 200% over the last six months. It’s our leading performer up over 35% year to date. It’s what we’re reading in the papers, seeing in the news. It’s the Houthis attacks, the issues in the Red Sea, as well as some of the constraints in the Panama Canal. This is pushing shipping prices up for dry bulk goods and BDRY benefits from that because it owns the futures. So that’s an interesting trade, I think to ride that unfortunately set of problems that are really headline news this year.

Oliver Renick (08:02):

All right. Wow. BDRY <laugh>. What a move. Okay, forget the blockchain miners, ships, man. Guess. that’s the way to go right now. All right. Incredible five bucks. <Laugh> you know, coming you know, into December last year or November. So cool triple there in the last five months. Thanks Christian, very much appreciate the walkthrough. Good to catch up.

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the Fund will arrange to send you the prospectus if you request it by calling 1 (855) 267-3837.